UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
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NATIONWIDE MUTUAL FUNDS
 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

July 23, 2020

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the Nationwide NYSE Arca Tech 100 Index Fund (the “Fund”), a series of Nationwide Mutual Funds (the “Trust”). Until recently, the Fund was known as the “Nationwide Ziegler NYSE Arca Tech 100 Index Fund.”

Specifically, Nationwide Fund Advisors recommended, and the Board of Trustees of the Trust (the “Board”) approved, the selection of Mellon Investments Corporation to serve as the new subadviser to the Fund. At the same time, the Board approved the termination of Ziegler Capital Management, LLC as the Fund’s subadviser. These changes became effective on May 21, 2020. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that allows certain subadviser changes to be made without shareholder approval. The Manager of Managers Order requires that this Information Statement be sent to you. Additionally, the Trust has received interpretive guidance from the staff of the SEC’s Division of Investment Management allowing the Trust, in lieu of physical delivery of the Information Statement, to make the Information Statement available to you online. The Information Statement will be available on the Trust’s website at nationwide.com/personal/investing/mutual-funds/shareholder-news/ until November 30, 2020. A paper or email copy of the Information Statement may be obtained, without charge, by contacting the Trust at 866-619-8925.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

Stephen R. Rimes
Secretary, Nationwide Mutual Funds

NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

INFORMATION STATEMENT

Nationwide Mutual Funds (the “Trust”) is furnishing this Information Statement with respect to the Nationwide NYSE Arca Tech 100 Index Fund (the “Fund”), a series of the Trust. Until recently, the Fund was known as the “Nationwide Ziegler NYSE Arca Tech 100 Index Fund.”

The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Trust’s Board of Trustees (the “Board” or the “Trustees”), but without obtaining shareholder approval, provided, among other things, that the Fund sends to its shareholders an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio, or series, of the Trust. The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the oversight of the Board. NFA selects one or more subadviser(s) it believes will provide the Fund with high-quality investment management services consistent with the Fund’s investment objective. NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

Effective May 21, 2020, Mellon Investments Corporation (“Mellon”) began serving as the subadviser to the Fund, following the termination of Ziegler Capital Management, LLC (“Ziegler”), the Fund’s previous subadviser.

Mellon is independent of NFA and discharges its responsibilities subject to the supervision of NFA and the oversight of the Board. Mellon is paid a subadvisory fee by NFA from the management fees NFA receives from the Fund. In accordance with procedures adopted by the Board, the subadviser of the Fund may effect portfolio transactions through a broker-dealer affiliated with the subadviser that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of Mellon, located at BNY Mellon Center, 201 Washington Street, Boston, MA 02108, as the new subadviser to the Fund. The Board approved the appointment of Mellon as the subadviser to the Fund on March 11, 2020. The factors considered by the Board in making its decision to approve Mellon as the subadviser, as well as other important information, are described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA’s duties to select and supervise the Fund’s subadviser, NFA is responsible for communicating performance expectations to, and evaluating the performance of, the subadviser and recommending to the Board whether a new subadviser should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund’s investment objective is to seek to track the total return of the NYSE Arca Tech 100SM Index (the “Index”) before deducting for Fund expenses. Under normal conditions, the Fund invests substantially all (at least 90%) of its net assets in nearly all of the component equity securities included in the Index in approximately the same proportions as they are represented in the Index. NFA recommended the subadviser change discussed herein in order to reduce deviations in the Fund’s performance from the Index, commonly known as “tracking error.” Tracking error for an index fund is generally the result of daily fund flows, cash holdings, trading costs, and operating expenses.

Ziegler had been the Fund’s subadviser since the Fund’s inception in 1996. The Trust acquired the Fund from HighMark Funds in September 2013. NFA observed that the methods utilized by Ziegler to equitize cash were less capital efficient and less cost-effective than methods used by other asset managers. NFA also observed that under Ziegler, the Fund paid higher brokerage commissions than many indexing strategies typically do, which contributed to the Fund’s tracking error over time. Additionally, NFA sought ways to reduce the Fund’s expense ratio, which also contributes to tracking error.

For the foregoing reasons, NFA determined to replace Ziegler as the Fund’s subadviser and instead select a new subadviser that could (i) manage the Fund using more capital efficient and cost-effective methods to equitize cash, and (ii) obtain lower commission prices for the Fund’s stock transactions, in order to reduce the Fund’s tracking error. In addition, NFA sought a subadviser that would provide capable indexing management for a subadvisory fee that would be sufficiently lower than the subadvisory fee payable to Ziegler in order to reduce the Fund’s operating expenses. Therefore, NFA recommended to the Board in March 2020 that Ziegler be terminated as the Fund’s subadviser, and the Board approved the termination at that time based on NFA’s recommendation.

MELLON

NFA recommended to the Board that Mellon be appointed to serve as the Fund’s subadviser in place of Ziegler. NFA recommended that Mellon be appointed based on an analysis of its management team, investment process, risk management, compliance program and operational capabilities at equity index management. Specifically, NFA placed particular emphasis on Mellon’s ability to maintain low tracking error in managing other similar index funds and its access to lower brokerage commission rates.

The Fund is managed by Karen Wong, CFA; Richard A. Brown, CFA; and Thomas Durante, CFA, who are jointly and primarily responsible for the day-to-day management of the Fund.

Ms. Wong is a Managing Director and Head of Index Portfolio Management. She has been employed by Mellon since 2000.

Mr. Brown is a Managing Director and Co-Head of Equity Index Portfolio Management. He has been employed by Mellon since 1995.

Mr. Durante is a Managing Director and Co-Head of Equity Index Portfolio Management. He has been employed by Mellon since 2000.

Based on the foregoing considerations, NFA recommended to the Board that Mellon be approved as the subadviser to the Fund.

BOARD CONSIDERATIONS

At a meeting held on March 11, 2020, the Board, of which eight of the nine members are not considered to be “interested persons” of the Fund under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), discussed and, upon NFA’s recommendation, unanimously approved the appointment of Mellon as the subadviser to the Fund. The Trustees were provided with detailed materials related to Mellon in advance of the meeting. The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the subadvisory agreement. The material factors and conclusions that formed the basis for the Board’s approval are discussed below.

The Nature, Extent and Quality of the Services to be Provided by Mellon as the Subadviser. The Board considered the information provided to them as to the services to be provided by Mellon under the subadvisory agreement, including information relating to Mellon’s capabilities and experience in managing other index funds. The Board considered the experience of the investment personnel of Mellon who would be managing the Fund.

Investment Performance. The Board considered information concerning the past performance record of Mellon in managing two other index funds that tracked indices that NFA considered comparable to the Index. The Board also took into account that Mellon was expected to cause the Fund to pay lower commission prices for the Fund’s stock transactions and had the potential to manage and equitize the Fund’s cash flows more efficiently than Ziegler, possibly resulting in reduced tracking error in relation to the Index.

Fee Level. The Board considered that the subadvisory fee rate that NFA would pay to Mellon with respect to the Fund would be lower than the rate at which NFA paid subadvisory fees to Ziegler. The Board also considered that NFA would, as a result of the change in subadvisers, be required to pay the portion of the licensing fee for the Index that Ziegler had previously paid pursuant to its subadvisory agreement.  The Board considered the subadvisory fee savings to NFA resulting from the change (the reduction in the subadvisory fee, less the increased licensing fee to be paid by NFA). The Board also considered assurances from NFA that its other relationships with Mellon and its affiliates did not affect its selection of subadvisers for the Funds.

Profitability; Fallout Benefits. No information was presented to the Board regarding Mellon’s expected profitability as a result of the subadvisory agreement. The Board reviewed information regarding the expected profitability of NFA with respect to the Fund.

Terms of the Subadvisory Agreement. The Board noted that the non-compensatory terms of the subadvisory agreement are substantially similar in all material respects to the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers.

Conclusion. Based on these and other considerations, none of which was individually determinative of the outcome, and after discussion and consideration among themselves, and with NFA, Trust counsel, and independent legal counsel, the Trustees, including all of the Independent Trustees voting separately, unanimously approved the subadvisory agreement for a two-year period commencing from the execution of the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The amended subadvisory agreement with Mellon, dated March 12, 2020 (the “Agreement”), was approved by the Board, including the Independent Trustees, on March 11, 2020. In accordance with the Manager of Managers Order, the Agreement was not submitted to the Fund’s shareholders for their approval. The terms of the Agreement are substantially similar to the terms of the previous subadvisory agreement with Ziegler. The following is a brief summary of the material terms of the Agreement.

Term. The Agreement, solely with respect to the Fund, has an initial term that expires on May 1, 2021, and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The Agreement can be terminated on not more than 60 days’ written notice by NFA, by a vote of a majority of the Independent Trustees on behalf of the Fund or a majority of the outstanding voting securities of the Fund, or on not less than 120 days’ written notice by Mellon. The Agreement terminates automatically if assigned by any party.

Fees. Under the Agreement, the annual subadvisory fee payable by NFA to Mellon (as a percentage of the average daily net assets of the Fund) is set forth in the table attached as Exhibit A. As the subadvisory fee payable by NFA under the Agreement is lower than the subadvisory fee previously payable to Ziegler, effective May 21, 2020, the overall advisory fees paid by the Fund to NFA were reduced as described below in “MORE ABOUT FEES AND EXPENSES.”

Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to Mellon and for overseeing and reviewing the performance of Mellon. Mellon is required to manage the Fund’s portfolio in accordance with the Fund’s investment objectives and policies, subject to the supervision of NFA and the oversight of the Board.

Brokerage. Under the Agreement, Mellon is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Mellon selects and to negotiate commissions to be paid on such transactions. In doing so, Mellon is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification. Under the Agreement, Mellon and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement, or violation of applicable law.

Mellon is required, under the Agreement, to indemnify NFA, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Mellon’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances. The Agreement also contains provisions pursuant to which NFA and the Trust are required to indemnify Mellon for any liability and expenses which may be sustained by Mellon as a result of NFA’s or the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of their respective duties or violation of applicable law.

Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory requirements. These provisions include a requirement that Mellon establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits Mellon to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between Mellon and other subadvisers to the Fund or funds affiliated with the Fund.

Further Information. The above description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement will be on file with the SEC and will be available: (i) on the SEC’s EDGAR database via the internet at www.sec.gov; (ii) by electronic request to publicinfo@sec.gov; or (iii) by mail by sending your request to Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-1520.

OTHER INFORMATION ABOUT MELLON

Mellon is located at BNY Mellon Center, 201 Washington Street, Boston, MA 02108. The following table sets forth the names and principal occupations of the principal executive officers of Mellon. The address of each person listed below is BNY Mellon Center, 201 Washington Street, Boston, MA 02108.

Name	Title
James D. Mac Intyre	President, Chief Executive Officer, Director
Jennifer Cassedy	Chief Compliance Officer
Parker W. Wertz	Chief Financial Officer
Mitchell E. Harris	Director
Michael A. Germano	Chief Operations Officer

Mellon is an independent investment advisory firm registered with the SEC.

MORE ABOUT FEES AND EXPENSES

In order to share the reduced subadvisory fees with the Fund, NFA has reduced its investment advisory fee by 0.052%.  Accordingly, effective May 21, 2020, the Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B. During the fiscal year ended October 31, 2019, the Fund paid investment advisory fees to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including a majority of the Independent Trustees, on December 4, 2019. The Investment Advisory Agreement was last approved by shareholders of the Fund on April 23, 2007.  The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the oversight of the Board: (i) sets the overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of the Fund’s assets not otherwise assigned to a subadviser. With regard to subadvisers, NFA, subject to the oversight of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser. Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty, by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not less than 60 days’ written notice to the other party. The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

Index Licensing Fee. The Trust owns an exclusive license arrangement with NYSE that precludes other registered mutual funds from providing the same Arca Tech 100 indexing strategy. In exchange for this exclusive license, NYSE is paid an annual fee of 0.04% of the value of the Fund's net assets, which was previously paid by NFA and Ziegler.  With the appointment of Mellon as the new subadviser to the Fund, NFA has agreed to pay the entire index licensing fee.

As of July 8, 2020, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of July 8, 2020, to the Trust’s knowledge, no person, except as set forth in the table attached as Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of July 8, 2020, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although the Trust is not asking shareholders to vote on the approval of Mellon as subadviser to the Fund, the Trust is required to summarize the voting rights of shareholders. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held, and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Shareholders also may revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders.

The foregoing description of shareholder voting rights with respect to the Fund is only a summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders will fully describe the voting rights of shareholders and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter. Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. The address for NFA, NFD and NFM is One Nationwide Plaza, Mail Code 5-02-210, Columbus, Ohio 43215.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of Mellon, nor do any such Officers or Trustees own securities issued by Mellon or have any other material direct or indirect interest in Mellon.

The Trust will furnish, without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free 800-848-0920. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request. Copies of the Information Statement may be obtained, without charge, by calling toll-free 866-619-8925.

By Order of the Board of Trustees of Nationwide Mutual Funds,

Stephen R. Rimes, Secretary

July 23, 2020

EXHIBIT A

SUBADVISORY FEES

The annual subadvisory fees payable by NFA to Mellon (as a percentage of the Fund’s average daily net assets) are set forth in the following table:

Fund	Subadvisory Fees
Nationwide NYSE Arca Tech 100 Index Fund (formerly, Nationwide Ziegler NYSE Arca Tech 100 Index Fund)	0.03% on all Subadviser Assets

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table:

Fund	Advisory Fees
Nationwide NYSE Arca Tech 100 Index Fund (formerly, Nationwide Ziegler NYSE Arca Tech 100 Index Fund)
0.448% on assets of up to $50 million;
0.248% on assets of $50 million and more but less than $250 million;
0.198% on assets of $250 million and more but less than $500 million; and
0.148% on assets of $500 million and more.

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended October 31, 2019. The amount indicated is after fee waivers and expense reimbursements.

Fund	Advisory Fees
Nationwide NYSE Arca Tech 100 Index Fund (formerly, Nationwide Ziegler NYSE Arca Tech 100 Index Fund)	$1,745,791

EXHIBIT D

OUTSTANDING SHARES

As of July 8, 2020, the Fund had issued outstanding shares in the amounts set forth in the table below:

Fund	Number of Shares Outstanding
Nationwide NYSE Arca Tech 100 Index Fund – Class A	3,311,239.026
Nationwide NYSE Arca Tech 100 Index Fund – Class C	722,649.780
Nationwide NYSE Arca Tech 100 Index Fund – Class R6	218,814.108
Nationwide NYSE Arca Tech 100 Index Fund – Institutional Service Class	2,303,401.150

EXHIBIT E

5% SHAREHOLDERS

As of July 8, 2020, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund.

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder
Nationwide NYSE Arca Tech 100 Index Fund – Class A
CHARLES SCHWAB & CO INC SAN FRANCISCO, CA 94105	594,401.55	17.80%
CHARLES SCHWAB & CO INC SAN FRANCISCO, CA 94104	469,672.74	14.06%
WELLS FARGO CLEARING SERVICES LLC SAINT LOUIS, MO 63103	181,536.68	5.43%
Nationwide NYSE Arca Tech 100 Index Fund – Class C
WELLS FARGO CLEARING SERVICES LLC SAINT LOUIS, MO 63103	183,967.07	25.42%
MORGAN STANLEY SMITH BARNEY LLC NEW YORK, NY 10004	67,793.06	9.37%
UBS WM USA WEEHAWKEN, NJ 7086	45,882.39	6.34%
Nationwide NYSE Arca Tech 100 Index Fund – Class R6
NATIONWIDE TRUST COMPANY FSB COLUMBUS, OH 43218	134,852.57	60.77%
Nationwide NYSE Arca Tech 100 Index Fund – Institutional Service Class
LPL FINANCIAL SAN DIEGO, CA 92121	446,306.64	19.42%
WELLS FARGO CLEARING SERVICES LLC SAINT LOUIS, MO 63103	190,419.57	8.29%

NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848‐0920

Nationwide NYSE Arca Tech 100 Index Fund
(formerly, Nationwide Ziegler NYSE Arca Tech 100 Index Fund)

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

July 23, 2020

This communication presents only an overview of the more complete Information Statement that is available to you on the internet relating to the Nationwide NYSE Arca Tech 100 Index Fund (the “Fund”), a series of Nationwide Mutual Funds (the “Trust”). Until recently, the Fund was known as the “Nationwide Ziegler NYSE Arca Tech 100 Index Fund.” We encourage you to access and review all of the important information contained in the Information Statement.

The following material is available for review: Nationwide NYSE Arca Tech 100 Index Fund Information Statement

The Information Statement details a recent subadviser change relating to the Fund. Specifically, the Board of Trustees of the Trust (the “Board”) approved the selection of Mellon Investments Corporation to serve as the new subadviser to the Fund. At the same time, the Board approved the termination of Ziegler Capital Management, LLC as the subadviser to the Fund. This change became effective on May 21, 2020. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that allows certain subadviser changes to be made without shareholder approval. The Manager of Managers Order instead requires that the Information Statement be sent to you. Additionally, the Trust has received interpretive guidance from the staff of the SEC’s Division of Investment Management allowing the Trust, in lieu of physical delivery of the Information Statement, to make the Information Statement available to you online.

All shareholders of record as of July 8, 2020 will receive this Notice. This Notice will be sent to shareholders on or about August 17, 2020. The full Information Statement will be available on the Trust’s website at nationwide.com/personal/investing/mutual-funds/shareholder-news/ until November 30, 2020. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Trust at 866-619-8925.

If you want to receive a paper or email copy of the above listed document, you must request one. There is no charge to you for requesting a copy.